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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 17, 2001 (July 17, 2001)
Date of Report (Date of earliest event reported)

AVAX TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29222 (Commission File Number)	13-3575874 (IRS Employer Identification Number)

4520 Main Street
Suite 930
Kansas City, MO 64111
(Address of principal executive offices)

(816) 960-1333
(Registrant's telephone number, including area code)

Item 5.  Other Events

    On Tuesday, July 17, 2001, the Company held an investor conference call for the purpose of providing an update on a broad range of issues affecting the Company. The following matters, which may be considered to be material for purposes of Regulation FD, were covered in the conference call:

    1.  As disclosed in March and April, AVAX received first oral notification and then written confirmation from the FDA of a clinical hold being place on its clinical trials related to both M-Vax and O-Vax, its products derived from the autologous cell vaccine technology. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA would like addressed. The issues raised primarily deal with the sterility of autologous tumors received by the Company and the assurance that vaccines being provided to patients meet FDA sterility guidelines.

    In concert with the clinical hold, the FDA inspected AVAX's manufacturing facility in Philadelphia. Inspections similar to this FDA inspection often occur at the time of the BLA filing and may well provide the Company with an advantage when its is prepared to file a BLA in the future. This FDA inspection did result in the issuance of a form 483, although the issues raised in the 483 were interrelated and essentially consistent with those in the clinical hold letter with no new significant areas of concern identified.

    On June 29, 2001, the Company submitted its formal response to the 483 issues. Management does not anticipate that this inspection will delay the Company's overall response to the FDA related to the clinical hold. Consistent with previous disclosures by the Company, the issues identified by the clinical hold and the 483 deal primarily with sterility concerns, not the potential effectiveness of the vaccines. The issue of effectiveness of the vaccine will be evaluated as the Company addresses the FDA's concerns and reestablishes its clinical trial program.

    The Company expects to have the clinical hold response filed with the FDA by early August. The timing for this response is contingent upon the successful validation of the Company's aseptic filling process. Validation of the aseptic filling process is a requirement to ensure that the Company's processes and equipment are not introducing any foreign organisms during the manufacturing process, and this represents the critical path for completion of the response. If that validation is not successful the first time, the timeframe for filing the FDA response will be pushed back by eight to twelve weeks.

    2.  In conjunction with the Company's analysis of the clinical hold situation, they have also completed a comprehensive review of their technology pipeline. The Company provides the following update concerning that technology review:

    The autologous cell vaccine remains the cornerstone of the Company. In addition to actively dealing with regulatory issues, the Company has already begun several product development initiatives with the vaccine that, if successful, will enable the Company to change its manufacturing and distribution model so that the Company can ship a frozen final product at a greatly reduced manufacturing and distribution cost. The frozen product will also help address some of the other regulatory issues related to release of the clinical hold.

    The Company currently processes a tumor to separate the cancer cells from the other tumor tissue and produce a cell suspension. The cells are then frozen in individual aliquots and each dose is individually made and shipped to the doctor's office to be injected within 18 hours of manufacture. The Company intends to process the tumor and make all eight doses of the vaccine at one time and ship a frozen final product. This will enhance the consistency of the product and allow for complete testing, including sterility testing, prior to administration. This will also make it easier for the doctor to schedule the vaccine administration.

    The Company is also investigating ways to be able to take a non-sterile tumor and produce sterile cells for use in the vaccine, thereby allowing the Company to use a higher percentage of all tumors received. Finally, the Company is looking at ways to minimize cell loss and possibly administer lower doses of the vaccine to patients, particularly in melanoma, which would allow the Company to treat a larger patient population.

    While not part of the clinical hold issues, the FDA notice also included a number of additional comments, questions and requests for additional information in order to address whether M-Vax and O-Vax are sufficiently developed to be considered adequate to support a BLA, or a biologics license application. As a result of our continuing dialogue with the FDA, the Company has determined that when it is released from the clinical hold and it reinitiates clinical trials, it will do so with an enhanced vaccine incorporating some or all of the initiatives described above.

    The Company's primary objectives for the AC Vaccines, are as follows:

  •
  Receive agreement from the FDA to remove the clinical hold.

  •
  Concurrently, complete the vaccine product development initiatives.

  •
  Reinitiate U.S. vaccine clinical trials with improved M-Vax and O-Vax products.

    The U.S. clinical hold does not affect clearances in Australia or in Europe, and the Company intends to continue to pursue commercialization and partnering opportunities in Europe. The Company intends to begin conducting two small clinical trials in Europe with a frozen vaccine; one in Ovarian cancer and another in colon cancer metastasized to the liver, both to begin in the fourth quarter of this year.

    3.  AVAX has exclusive worldwide rights to two series of cancer compounds; one being a series of Topoisomerase Inhibitors and the other being a series of anti-estrogen compounds. The Company believes that products from both of these pre-clinical development projects could result in improvement over other currently marketed compounds. In the case of the anti-estrogens, there may be a synergistic effect with Tamoxifen, an approved drug for the treatment of certain stages of breast cancer. The Company has recently issued a press release regarding the anti-estrogen compounds and the potential of using it as a single agent or in combination with Tamoxifen to obtain a synergistic effect, with the possibility of fewer side effects.

    The Company plans to move these compounds forward towards human clinical trials, and, as is the case with all development projects, the Company has established clear go/no go decision points for both development plans.

    4.  The Company's gene therapy portfolio has two components. The first consists of a TK gene technology, which has potential application in the transplantation setting to prevent Graft Versus Host Disease, or GVHD. This technology has shown promise in animal studies. The Company's clinical evaluation in Leukemia patients undergoing bone marrow transplantation will commence with a small phase I trial targeted for the fourth quarter of this year in France, funded in large part by European grants.

    The Company is also finalizing its ownership of the rights to what is essentially, the first gene therapy cure, namely for Severe Combined Immuno-Deficiency, or SCID. This is also referred to as "the bubble baby disease" and the condition represents a small market of about 50-75 cases per year worldwide. However, the science has produced remarkable results in curing 4 of the 5 patients treated in what previously was an incurable fatal condition. The Company's subsidiary in France has manufactured the vector for all of these treatments.

    5.  The Company anticipates that its current cash level will be sufficient for the next 16-24 months, depending upon the level of success with the initiatives described above. The Company closed the first quarter of the year with approximately $17.8 million in cash and as of June 30 had approximately $15.4 in cash, net of current liabilities. Based upon the current operating plan, the Company expects a burn for the next 12 months of approximately $10-11 million, which anticipates full success with all of the development initiatives described above.

    6.  Nasdaq rules provide that if common stock listed on Nasdaq trades for 30 consecutive days with a bid price below $1.00, that company will be notified that it will be evaluated for de-listing if the stock continues to trade at those levels. The Company's common stock has traded below $1.00 for more than a 30-day period. Nasdaq has advised the Company that in order to maintain its Nasdaq stock listing, the common stock must have 10 consecutive days of trading with a bid of at least $1.00. This evaluation period continues through September 4, 2001. At that point, if the bid requirement has not been achieved, the Common Stock may be delisted from Nasdaq unless the Company has submitted a plan to Nasdaq highlighting how the Company anticipates obtaining compliance with listing requirements. If, after that plan is evaluated, Nasdaq determines that AVAX is not in compliance and recommends de-listing, the Company may appeal that decision.

    In the investor call and this Form 8-K, the Company made statements that plan for or anticipate the future. These forward-looking statements include statements about AVAX's future business plans and strategies, and other statements that are not historical in nature. These forward-looking statements are based on the Company's current expectations. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in those statements, the inclusion of that information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved. In fact, actual results could differ materially from those contemplated by the forward-looking statements. Many important factors affect the Company's ability to achieve the stated outcomes, including (1) the ultimate outcome of the current FDA regulatory hold for M-Vax and O-Vax clinical trials, (2) our ability to demonstrate the safety and efficacy of our product candidates at each stage of development, (3) our ability to meet applicable regulatory standards, such as the FDA requirements for our manufacturing facility in Philadelphia, and to receive required regulatory approvals, (4) our ability to meet obligations and required milestones under our license and related agreements, (5) our ability to obtain and maintain all necessary patents and licenses, and (6) our ability to obtain substantial additional funds, as well as other risks detailed from time to time in our SEC filings such as our Annual Report on Form 10-KSB for the year ended December 31, 2000. We do not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAX TECHNOLOGIES, INC.
Date: July 17, 2001
	By:	/s/ DAVID L. TOUSLEY
	Name:	David L. Tousley
	Title:	Chief Operating Officer and Chief Financial Officer

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  Item 5. Other Events
SIGNATURES